UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 14, 2018

PATTERN ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36087	90-0893251
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

Pier 1, Bay 3
San Francisco, CA 94111
(Address and zip code of principal executive offices)
(415) 283-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
In February 2018, the Company had purchased interests in GK Green Power Futtsu, a Japanese godo kaisha (“Futtsu”), from Green Power Investment Corporation, a Japanese kabaushiki kaisha (“GPI”). The Company’s investment in Futtsu is subject to a cash sharing mechanism (“Flip-Structure”) which results in a change of the allocated cash sharing ratio amongst the two members upon the project reaching certain financial milestones.

On August 14, 2018, the Company, through its wholly owned subsidiary Green Power Generation GK, and GPI agreed to amend the governing document for the partnership (the “Membership Agreement”) in order to eliminate the Flip-Structure and instead have each party receive a straight and fixed share of the cash from the investment, with the Company receiving 75% and GPI receiving 25%. Such amendment maintains the overall returns to each investor and does not result in a material change to the internal rate of return the Company expects from its investment in Futtsu.
The amendment to the Membership Agreement was recommended by the Conflicts Committee of the Company’s Board of Directors, which is comprised solely of independent directors, for approval by the Board of Directors, and was subsequently approved by the Board of Directors.

Item 9.01. Financial Statements and Exhibits.
d. Exhibits

Exhibit Number	Description
10.1	Amendment No. 2018-2 to Members’ Agreement (Futtsu) dated as of August 14, 2018 by and between Green Power Generation GK and Green Power Investment Corporation.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Pattern Energy Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 17, 2018

PATTERN ENERGY GROUP INC.

By:	/s/ Kim H. Liou
Name: Kim H. Liou
Title: Secretary